Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for November 2009

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS

RELEASE

For Immediate Release

Austin, Texas November 23, 2009 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of November 2009 for Unitholders of record on November 30, 2009.

The Trust will receive $51,662 in Royalty income from the Working Interest Owner for the month of November 2009. On December 18, 2008, the Working Interest Owner informed the Trustee that there is no longer a deficit balance due for abandonment accrual for amounts expended and for projected future abandonment expenses for the properties in which the Trust has an interest. No Royalty income will be distributed to Unitholders until JPMorgan Chase Bank, N.A., in its capacity as Trustee (the “Trustee”), recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of November 30, 2009, approximately $5.3 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. Trust expenditures for the month of November 2009 will be approximately $47,000. On December 3, 2007, the Trust entered into an Amended and Restated Promissory Note with JPMorgan Chase Bank, N.A. as lender (the “Lender”), which amended the Demand Promissory Note (the “Demand Note”) dated September 28, 2007, relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million. On August 25, 2008, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $4 million. On January 28, 2009, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $5 million. The demand loans bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law. As of July 24, 2009, approximately $5,000,000 had been advanced to the Trustee for Trust expenses under this Demand Note. In addition, approximately $600,000 has been advanced to the Trustee for Trust expenses. Subsequent to October 29, 2009, JPMorgan has not advanced any additional monies to the Trust under this Demand Note. As of November 23, 2009, the Trust had unpaid expenses of approximately $332,500.

The extent of future distributions will continue to be dependent on the receipt of proceeds from the sale of Royalty properties and settlement proceeds, accruals for future abandonment costs, and the timing and extent of other expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701